U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   The Harold S. Schwenk, Jr., Qualified Annuity Trust - 1995
   80 ORCHARD AVE.
   WESTON, MA  02193
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   BGS SYSTEMS, INC.
   BGSS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   4/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   TRUST WITH INSIDER TRUSTEE

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK               |4/1/97|G(1)|V|182,503           |D  |           |0                  |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) TRANSFER BY GIFT OF SECURITIES FROM THE HAROLD S. SCHWENK, JR. QUALIFIED ANNUITY
TRUST-1995 TO THE SCHWENK FAMILY REMAINDER TRUST - 1995. THIS IS A PRECAUTIONARY TRUST FILING.
 THE INSIDER-GRANTOR-TRUSTEE HAS REPORTED ALL GRAT TRANSACTIONS ON HIS OWN FORM
4.
 .
SIGNATURE OF REPORTING PERSON
/s/ Harold S. Schwenk, Jr., Grantor-Trustee
DATE
5/5/97